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Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Richard Broome 201-307-2486 rbroome@hertz.com

HERTZ APPOINTS ELYSE DOUGLAS AS CFO

Park Ridge, NJ (October 29, 2007)—Hertz Global Holdings, Inc. (NYSE: HTZ) has appointed Elyse Douglas Executive Vice President and Chief Financial Officer, effective immediately. Ms. Douglas reports to the Company's Chairman and Chief Executive Officer, Mark P. Frissora. Ms. Douglas has been serving as interim Chief Financial Officer of Hertz since the retirement of Paul J. Siracusa in August 2007 and she has almost 25 years of corporate finance, treasury and financial management experience.

        "As Treasurer, Elyse successfully managed several complex, international financial transactions, which will save Hertz over ten million dollars annually, and she has helped us generate faster-than-anticipated balance sheet improvements. Since her appointment as interim CFO in August, Elyse has stepped up to the initial challenges of managing the Company's overall financial operations. Elyse has also assumed a central role, demonstrating dynamic leadership skills, in our effort transform Hertz into the lowest cost, highest quality and most customer-focused company in our rental markets," said Mark P. Frissora.

        Ms. Douglas joined Hertz as Staff Vice President and Treasurer in July 2006, after serving for seven years as Senior Vice President and Treasurer of COTY, Inc., the $3 billion cosmetic company. Prior to that, she served in senior treasury and finance positions for Nabisco, Inc. and Chase Manhattan.

        Ms. Douglas earned a bachelor's degree in Finance from Villanova University and an MBA in Finance from New York University. She is also a Certified Public Accountant and earned her (CFA) designation in 1997.

        The Hertz Corporation, the world's largest general use car rental brand, operates from approximately 7,800 locations in 145 countries worldwide. Hertz is the number one car rental brand in the United States and at 69 major airports in Europe, as well as the only car rental company with corporate and licensee locations in Africa, Asia, Australia, Europe, Latin America, the Middle East and North America. Product and service initiatives such as Hertz #1 Club Gold, Neverlost customized onboard navigation systems, SIRIUS Satellite Radio, and unique cars and SUVs offered through Hertz's Prestige, Fun and Green collections, set Hertz apart from the competition. Hertz also operates one of the largest equipment rental companies in the United States and Canada combined, with corporate locations in France and Spain.

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  Exhibit 99.1
HERTZ APPOINTS ELYSE DOUGLAS AS CFO